Merrill Lynch U.S. Treasury Money Fund
File Number: 811-6211
CIK Number: 869663
For the Period Ending: 11/30/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the Year ended November 30, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/28/2005	$3,000	U.S. Treasury Bill	2.439%	05/05/2005